    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 3, 1998



                                                      REGISTRATION NO. 333-46965

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                 ------------

                                AMENDMENT NO.1
                                      TO

                                   FORM S-3
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                          -------------------------

                               CyberCash, Inc.
            (Exact name of registrant as specified in its charter)

                                   DELAWARE
        (State or other jurisdiction of incorporation or organization)
                                  54-1725021
                     (I.R.S. Employer Identification No.)

                             2100 Reston Parkway
                                 Third Floor
                           Reston, Virginia  20191
                                (703) 620-4200
             (Address, including zip code, and telephone number,
      including area code, of registrant's principal executive offices)
                          -------------------------
                          RUSSELL B. STEVENSON, JR.
                             2100 RESTON PARKWAY
                                 THIRD FLOOR
                           RESTON, VIRGINIA  20191
                               (703) 620-4200
          (name, address, including zip code, and telephone number,
                 including area code, of agent for service)

                                 Copies to:
                              MICHAEL J. SILVER
                           HOGAN & HARTSON L.L.P.
                      111 S. CALVERT STREET, SUITE 1600
                         BALTIMORE, MARYLAND  21202
                               (410) 659-2741

                          -------------------------

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: X

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]




                               ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                                                           SUBJECT TO COMPLETION

                                                                   APRIL 3, 1998


                                CYBERCASH, INC.

                    COMMON STOCK, PAR VALUE $.001 PER SHARE

                             -------------------

         This Prospectus relates to the offer and sale of up to 4,885,731 shares (the "Shares") of common stock, $.001 par value ("Common Stock") of CyberCash, Inc. ("CyberCash" or the "Company"). The Shares will be offered for sale by certain stockholders of the Company, or by donees or certain other permitted transferees (the "Selling Stockholders"), from time to time in one or more transactions (which may involve block transactions) effected on the Nasdaq Stock Market (or any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association, on which the Shares are then listed), in sales occurring in the public market off such exchange, in privately negotiated transactions, through the writing of options on the Shares, short sales or in a combination of such methods of sale. Such methods of sale may be conducted at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions directly, or indirectly, through broker-dealers, underwriters or agents acting on their behalf, and in connection with such sales, such broker-dealers or agents may receive compensation in the form of commissions or discounts from the Selling Stockholders and/or the purchasers of the Shares for whom they may act as agent or to whom they sell Shares as principal or both (which commissions or discounts are not anticipated to exceed those customary in the types of transactions involved). In connection with any sales by the Selling Stockholders of Common Stock hereunder, the Selling Stockholders and any broker-dealers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). To the extent required, the names of any agents or broker-dealers, and applicable commissions or discounts and any other required information with respect to any particular offer of Shares by the Selling Stockholders, will be set forth in a Prospectus Supplement. Any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), may be sold under Rule 144 rather than pursuant to this Prospectus. See "Selling Stockholders" and "Plan of Distribution."

         None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company. All expenses of registration incurred in connection with this offering are being borne by the Company, but all brokerage commissions and other expenses incurred by individual Selling Stockholders will be borne by each such Selling Stockholder.

         The Selling Stockholders and any dealer acting in connection with the offering of any of the Shares or any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any profit on the sale of any or all of the Shares by them and any discounts or commissions received by any such brokers or dealers may be deemed to be underwriting discounts and commissions under the Securities Act.

                              -----------------

         SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN CYBERCASH.


         The Company's Common Stock is traded on the Nasdaq Stock Market under the symbol "CYCH." On March 31, 1998, the reported last sale price of the Common Stock on Nasdaq was $16.25 per share.


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is April   , 1998

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices in New York (Seven World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661). Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site that contains reports, proxy statements and other information regarding registrants, including the Company, that file such information electronically with the Commission. The address of the Commission's Web site is http:\\www.sec.gov.

         The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Common Stock. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference and made a part hereof: the Company's Annual Report on Form 10-K for the year ended December 31, 1997, the Company's current reports on Form 8-K filed on February 10 and March 18, 1998 and the description of the Company's Common Stock set forth in the Company's Registration Statements on Form 8-A filed under the Exchange Act including all amendments and reports filed for the purpose of updating such descriptions. All documents filed by the Company with the Commission pursuant to Sections 13(a) of the Exchange Act and any definitive proxy statement filed pursuant to Section 14 of the Exchange Act and any reports filed pursuant to Section 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Copies of all documents incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents) will be provided without charge to each person who receives a copy of this Prospectus, upon request of such person, directed to James J. Condon, CyberCash, Inc., 2100 Reston Parkway, Reston, VA 20191, 703-620-4200, or via e-mail: legal@cybercash.com.

                                  RISK FACTORS


         In addition to the other information contained or incorporated by reference in this Prospectus, prospective investors should consider carefully the following risk factors in evaluating the Company and its business before purchasing Common Stock. The following discussion identifies important factors that could cause CyberCash's actual results to differ materially from results predicted or implied in any forward-looking statements made in this Prospectus or elsewhere by or on behalf of CyberCash.

LIMITED OPERATING HISTORY; ACCUMULATED DEFICIT


         The Company was founded in August 1994, and has not yet operated at a profit. The Company's limited operating history offers little upon which an evaluation of the Company and its long-term prospects can be based. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their earlier stage of development, particularly companies in new and rapidly evolving markets. To address these risks, the Company must, among other things, continue to provide enhancements to its payment services and supporting software, successfully implement its marketing strategy, respond to competitive developments, continue to attract, retain and motivate qualified personnel, expand its management processes and capabilities, and develop and upgrade its technology. There can be no assurance that the Company will succeed in addressing these risks, and the failure to do so could have a material adverse effect on the Company's business, financial condition and operating results.



         As of December 31, 1997, the Company had an accumulated deficit of $63,936,000. Since its inception, the Company's revenues have been small relative to its expenses. The Company's ability to generate significant revenue remains subject to substantial uncertainty. The Company expects to continue to incur significant operating losses at least through 1998, and perhaps for some time thereafter. There can be no assurance that the Company will achieve or sustain profitability.



UNCERTAINTY OF DEVELOPMENT OF MARKET



         The market for the Company's services is at an early stage and is rapidly evolving. There is an increasing number of market entrants who have introduced or are developing competing products and services. As is typical for a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are uncertain. Moreover, critical issues concerning the Internet (including security, reliability, cost, ease of use and quality of service) remain unresolved and may affect growth of the use of the Internet in general and of electronic commerce in particular. The widespread adoption of the Internet for commerce will require a broad acceptance of new methods of conducting business and exchanging information. Enterprises that have invested substantial resources in other methods of conducting business have tended to be slow to adopt a new strategy that may limit or compete with their existing business. They have also had to overcome technical obstacles and develop new business models to succeed in this new environment.



         Electronic commerce, and consequently the market for the Company's services, have developed more slowly than some had predicted. Although electronic commerce continues to grow, it is not known how soon, if ever, the demand for payment services will become sufficient to sustain a viable market for the Company's services. The Company's business includes services that have never existed before, which operate in a market that previously did not exist. In this regard, it is unknown whether any significant market for effecting payments by electronic check or for making low denomination cash transfers over the Internet will develop. The use of the Company's services is dependent in part upon the continued development of an infrastructure for providing adequate Internet access and the proper management of Internet traffic. The Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure, such as adequate capacity, a reliable network backbone or timely development of complementary products, such as high speed modems. There can be no assurance that commerce over the Internet will become widespread, that a significant market for the Company's services will emerge, or that the Company's services will become generally adopted. If the market fails to continue to develop, develops more slowly than expected or becomes saturated with competitors, the infrastructure for the Internet is not adequately developed or the Company's services do not achieve market acceptance by a significant number of individuals, businesses and financial institutions, the Company's business, financial condition and operating results will be materially and adversely affected.



POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS



         Because electronic commerce is still at an early stage, the Company's revenue expectations are based largely on expectations regarding the growth of demand for its services and its ability to license its technology. Moreover, the Company must continue to control its operating expenses. The Company currently anticipates that its operating expenses for its existing business will grow only slightly during 1998. However, operating expenses may increase as the Company continues to develop its services and technology, increase its sales and marketing operations, develop new distribution channels, improve its operational and financial systems and broaden its customer support capabilities. Any material shortfall of demand for the Company's services in relation to the Company's expectations would have a material adverse effect on the Company's business and financial condition and could cause significant fluctuations in the Company's results of operations.



         During 1997, the majority of the Company's revenues were derived from licensing its technology and fees for development work associated with licensing activities. While the Company anticipates that recurring revenues from fees paid by merchants and other customers will represent an increasing proportion of its total revenues during the next several quarters, revenues from licensing and development will continue to be material. Revenues from these sources are generally less predictable and more inclined to vary from period to period than revenues from fees paid by merchants and other customers. Accordingly, the Company may experience significant fluctuations in future quarterly operating results. In addition, as a strategic response to changes in the competitive environment, the Company may from time to time make pricing, marketing or licensing decisions or business combinations that could have a material adverse effect on the Company's business, results of operations or financial condition. As a result, the Company believes that period-to-period comparisons of its results of operations should not be relied upon as an indication of future performance. Because of all of the foregoing factors, it is likely that the Company's quarterly operating results from time to time will be below the expectations of public market analysts and investors. In such event, the price of the Company's common stock would likely be materially adversely affected.



COMPETITION



         The Internet payment services industry is new and rapidly evolving, resulting in a dynamic competitive environment. The Company expects competition to persist, intensify and increase in the future. Many of the Company's current and potential competitors have longer operating histories, greater name recognition, larger installed customer bases and significantly greater financial, technical and marketing resources than the Company. In addition, many of the Company's current or potential competitors, such as Microsoft, have broad distribution channels that may be used to bundle competing products directly to end-users or purchasers. If these competitors were to bundle competing products for their customers, it could adversely affect the Company's ability to market its services. There can be no assurance that the Company will be able to compete effectively with current or future competitors or that the competitive pressures faced by the Company will not have a material adverse effect on the Company's business, financial condition or operating results.



DEVELOPMENT OF NEW SERVICES, INDUSTRY ACCEPTANCE AND TECHNOLOGICAL CHANGE



         The Company expects a large portion of its revenues will be derived from relatively small fees charged to financial institutions, businesses and individuals for transactions effected using the Company's services. Accordingly, broad acceptance of the Company's services and their use in large numbers of transactions is critical to the Company's success.

         The Company must also design, develop, test, introduce and support new services to meet changing customer needs and respond to technological developments and emerging industry standards. Technical standards in the Company's market are at an early stage of development and are evolving rapidly. The Company's technology has not been accepted as a standard. To be successful, the Company must obtain widespread acceptance of its technology, or modify its services to meet whatever industry standards do ultimately develop. It is not certain that it will be able to do either.



RISKS OF DEFECTS AND DEVELOPMENT DELAYS



         Services based on sophisticated software and computing systems often encounter development delays and the underlying software may contain undetected errors or failures when introduced or when the volume of services provided increases. The Company may experience delays in the development of the software and computing systems underlying the Company's services. In addition, despite testing by the Company and potential customers, it is possible that its software may nevertheless contain errors, and this could have a material adverse effect on the Company's business.



SYSTEM INTERRUPTION AND SECURITY RISKS



         The Company's operations are dependent on its ability to protect its system from interruption by damage from fire, earthquake, power loss, telecommunications failure, unauthorized entry or other events beyond the Company's control. Most of the Company's computer equipment, including its processing equipment, are currently located at a single site. Moreover, the Company has experienced growing transaction volumes that have from time to time stressed the capacity of its systems. There is a possibility that the Company's existing systems may prove inadequate and cause serious failures of its services. Moreover, while the Company is increasing its operational capacity and plans to deploy geographically redundant systems in the future, there is no assurance that these measures will be sufficient, or that the Company can implement them quickly enough, to prevent unplanned system outages. Finally, although the Company regularly backs up data from operations, and takes other measures to protect against loss of data, there is still some risk of such losses. A system outage or data loss could materially and adversely affect the Company's business.



         Despite the security measures it maintains, the Company's infrastructure may be vulnerable to computer viruses, hackers or similar disruptive problems caused by its customers or other Internet users. Any damage or failure that causes interruptions in the Company's operations could have a material adverse effect on the Company's business. Any problem of this nature could result in significant liability to customers or financial institutions and also may deter potential customers from using the Company's services. The Company attempts to limit its liability through contractual provisions and insurance. There can be no assurance, however that the contractual limitations on liability would be enforceable, or that the Company's insurance coverage would be adequate to cover any liabilities the Company did sustain.



YEAR 2000 COMPLIANCE



         The Company uses computer software, operating systems, and embedded processors containing programs both in the delivery of its services and in its administrative and management operations. The software used in the delivery of the Company's services contains, in addition to code written by the Company's programmers, some software licensed from third parties. The Company is reviewing the programs it uses to assure that they are all able to handle properly the upcoming calendar year 2000. On the basis of its work so far, the Company does not anticipate that the so-called "year 2000 issue" will have a material effect on its business. It is, however, possible that problems will surface that have not yet been identified that will require substantial time and resources to remedy. It is also possible that the Company could fail to identify a problem with a resulting failure or disruption of its operations. Either eventuality could have a material adverse effect on the Company's business.

DEPENDENCE ON KEY PERSONNEL



         The Company's performance is substantially dependent on the performance of its executive officers and key employees. The Company is dependent on its ability to retain and motivate high quality personnel, especially its management and highly skilled development teams. The Company does not have "key person" life insurance policies on any of its employees. The loss of the services of any of its key employees, particularly its founder, William N. Melton, could have a material adverse effect on the Company. Its future success also depends on its continuing ability to identify, hire, train and retain other highly qualified technical and managerial personnel. Competition for such personnel is intense and increasing. There can be no assurance that the Company will be able to attract, assimilate or retain qualified technical and managerial personnel in the future, and the failure of the Company to do so would have a material adverse effect on the Company.



LIMITED SALES FORCE; EVOLVING DISTRIBUTION CHANNELS



         The Company has a limited number of sales and marketing employees. The Company must therefore rely heavily on distribution channels for sales of its payment services. Because of the rapidly-evolving nature of electronic commerce, it is not certain that the channels with which the Company is working will provide an adequate distribution network to enable the Company to achieve its goals, or that the Company will be able to develop alternative channels.



DEPENDENCE ON INTELLECTUAL PROPERTY RIGHTS; RISK OF INFRINGEMENT; POSSIBLE LITIGATION



         The Company's success and ability to compete is dependent in part upon its proprietary technology. The Company relies primarily on copyright, trade secret and trademark law to protect its technology. The Company holds one United States patent, and has applied for several others in the United States and foreign countries. It intends to continue to file patent applications on inventions that it may make in the future. There can be no assurance that any of these patents will be granted, or that if granted such patents would survive a legal challenge to their validity, or provide meaningful levels of protection.



         The source code for the Company's proprietary software is protected both as a trade secret and as a copyrighted work. The Company generally enters into confidentiality and assignment agreements with its employees, consultants and vendors, and generally controls access to and distribution of its software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's services or technology without authorization, or to develop similar services or technology independently. In addition, effective copyright and trade secret protection may be unenforceable or limited in certain foreign countries, and the global nature of the Internet makes it difficult to control the ultimate destinations of the Company's services. To license its services, the Company often relies on "on-screen" licenses that are not manually signed by the end-users and, therefore, may be unenforceable under the laws of certain jurisdictions. Despite the Company's efforts to protect its proprietary rights, third parties may attempt to copy aspects of the Company's services or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's services is difficult, particularly in the global environment in which the Company operates, and the laws of other countries may afford the Company little or no effective protection of its intellectual property. There can be no assurance that the steps taken by the Company will prevent misappropriation of its technology or that such agreements will be enforceable. In addition, litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources, either of which could have a material adverse effect on the Company's business, financial condition or operating results.



         DigiCash bv has registered the trademark "CyberCash," in the Benelux countries on an "intent-to-use" basis. The Company has not applied to register its CyberCash mark in the Benelux countries. DigiCash has filed an application, based on the Benelux registration, to register the CyberCash mark in the United States but the United States Patent and Trademark Office has issued an office action denying the registration. The Company believes it has a basis to challenge this application but, if DigiCash overcomes the USPTO's objection, its registration of the mark may create rights superior to the Company's rights in the CyberCash mark. Nevertheless, CyberCash has filed an application to register the CyberCash mark in the United States, as well as in certain overseas jurisdictions. No assurance can be given as to the ability of the Company to secure any registration of or the right to continue to use the name and mark CyberCash nor can there be any assurance that a license to or assignment of the CyberCash name and mark would be available to the Company on reasonable terms or at all should the Company be unable to secure registration of, or the right to continue to use, the CyberCash name and mark. The prosecution of claims relating to the CyberCash mark, including the securing of an injunction preventing the Company's use of CyberCash, could have a material adverse effect on the Company's business, financial condition or operating results.



         The Company is aware of various patents held by independent third parties in the area of electronic payment systems. It is possible that the holders of rights under these patents could assert them against the Company; indeed, the Company has already received notices of claims of infringement of other parties' proprietary rights. There can be no assurance that the Company's services are not within the scope of patents held by others, either now or in the future. If any such claims are asserted, the Company may seek to obtain a license under a third party's intellectual property rights. There can be no assurance that such a license would be available on reasonable terms or at all. The Company may also decide to defend against a claim of infringement, but litigation, even if successful, is costly and may have a material adverse effect on the Company regardless of the eventual outcome.



         The Company also relies on certain technology which it licenses from third parties, including software which is integrated with internally developed software and used in the Company's software to perform key functions. In this regard, all of the Company's services incorporate data encryption and authentication technology licensed from RSA Data Security, Inc. RSA Data Security has agreed to indemnify CyberCash for any claim against the Company on the basis of proprietary rights infringement with respect to the licensed technology. CyberCash has agreed to a similar indemnity of its licensees.



         There also can be no assurance that the Company's other third party technology licenses will continue to be available to the Company on commercially reasonable terms or at all. The loss of or inability to maintain any of these technology licenses could result in delays in introduction of the Company's services until equivalent technology, if available, is identified, licensed and integrated, which could have a material adverse effect on the Company's business, financial condition or operating results.



RISKS ASSOCIATED WITH ENCRYPTION TECHNOLOGY



         A significant barrier to electronic commerce is the secure exchange of value over public networks. The Company relies on encryption and authentication technology to provide the security and authentication necessary to effect the secure exchange of value, including public key cryptography technology licensed from RSA and private key Data Encryption Standard ("DES") cryptography. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise or breach of the RSA, DES or other algorithms used by the Company to protect customer transaction data. Such a development could have a material adverse effect on the Company's business, financial condition or operating results.



GOVERNMENT REGULATION



         The Company's operations are subject to various state and federal regulations. Because electronic commerce in general, and the Company's services in particular, are so new, the application of many of these regulations is uncertain and difficult to interpret. The agencies responsible for the interpretation and enforcement of these regulations could amend those regulations or issue new interpretations of existing regulations. It is also possible that new legislation may be passed that imposes additional regulation on the Company. Any such change in the regulations applicable to the Company's business could lead to increased operating costs and could also reduce the convenience and functionality of the Company's services, possibly resulting in reduced market acceptance. In addition, if a regulatory agency or law enforcement authority should assert that the Company is failing to comply with existing regulations, the costs of responding to such a challenge could result in significant drains on the

Company's financial and management resources, which could have a material adverse effect on the Company's business, financial condition or operating results.



         Due to the increasing popularity of the Internet, it is possible that laws and regulations may be enacted with respect to the Internet, covering issues such as user privacy, pricing, content, characteristics and quality of products and services. The adoption of any such laws or regulations may decrease the growth of the Internet, which could in turn decrease the demand for the Company's services and increase the Company's cost of doing business or could otherwise have a material adverse effect on the Company's business, financial condition or operating results.



         All of the Company's services utilize encryption technology, the export of which is regulated by the U.S. government. The Company has obtained authority to export the encryption technology in its consumer and merchant software worldwide, except to Libya, Syria, Cuba, North Korea, Sudan, Iraq and Iran. This authority may be revoked or modified at any time, however, for any particular jurisdiction or in general. The Company also intends to apply for an export license covering the encryption technology in its gateway server software. There can be no assurance, however, that such a license will be obtained. Some countries restrict the import of encryption software. In addition, there can be no assurance that export controls or import controls, either in their current form or as may be subsequently enacted, will not limit the Company's ability to distribute its software outside of the United States. While the Company takes precautions against unlawful exportation of its software, the global nature of the Internet makes it virtually impossible to effectively control the distribution of its software. Moreover, federal, state or foreign legislation or regulation may further limit levels of encryption or authentication technology. Any such export restrictions, the unlawful exportation of the Company's software, new legislation or regulation could have a material adverse effect on the Company's business, financial condition or operating results.



FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FINANCING



         The Company believes that its available cash resources combined with funds from operations will be sufficient to meet its working capital and capital expenditure requirements until its cash flow from operations turns positive. If this belief should prove mistaken, the Company may be required to raise additional funds. If it does so through the issuance of equity securities, the percentage ownership of the stockholders of the Company will be reduced, stockholders may experience additional dilution, or such equity securities may have rights, preferences or privileges senior to those of the holders of the Company's Common Stock. Moreover, there can be no assurance that additional financing will be available. If adequate funds are not available or are not available on acceptable terms, the Company may be unable to develop or enhance its services, take advantage of future opportunities or respond to competitive pressures, which could have a material adverse effect on the Company's business, financial condition or operating results.



RISK OF LOSS FROM RETURNED TRANSACTIONS, MERCHANT FRAUD OR ERRONEOUS
TRANSMISSIONS



         The Company currently uses two principal fund transfer systems: the automated clearing house ("ACH") system for electronic fund transfers; and the national payment card systems (e.g., MasterCard, Visa, American Express and Discover) for electronic payment card settlements. In its use of these established payment systems, the Company may bear some of the credit risks normally assumed by other users of these systems arising from returned transactions caused by unauthorized use, disputes, theft or fraud. The Company also may bear some risk of merchant fraud and transmission errors if it is unable to have erroneously transmitted funds returned by an unintended recipient. In addition, the agreement between the Company's users of its services for allocation of these risks will be in electronic form, and while digitally signed, will not be manually signed and hence may not be enforceable. Finally, the Company may be subject to merchant fraud, including such actions as inputting false sales transactions or false credits. The Company intends to manage all of these risks through risk management systems, internal controls and system security. There can be no assurance that the Company's risk management practices or reserves will be sufficient to protect the Company from returned transactions, merchant fraud or erroneous transmissions which could have a material adverse effect on the Company's business, financial condition or operating results.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS



         A component of the Company's strategy is to expand its operations into international markets. The Company has created joint ventures in Japan and Germany and has arranged with a local strategic ally for the delivery of certain of its services in the United Kingdom. The majority of the Company's revenues for 1997 were derived from fees and development work charged to these joint ventures and foreign strategic allies. The deployment of the Company's services in these countries is at an early stage, and revenues to the Company from the operation of the services have so far been small. The Company anticipates that revenues derived from development work and initial licensing fees from international operations will decline over time. There can be no assurance that the services will be commercially successful in these or other foreign markets, or that revenues to the Company resulting from ongoing commercial operations will ever be significant. In addition, there are certain risks inherent in doing business in international markets, such as unexpected changes in regulatory requirements, export restrictions, export controls relating to encryption technology, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, political instability, fluctuations in currency exchange rates, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world and potentially adverse tax consequences, which could adversely affect the success of the Company's international operations. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company's future operations and, consequently, on the Company's business, financial condition or operating results.



DEPENDENCE ON THE INTERNET



         The Company's operating performance depends in large part on the emergence of the Internet as a widely-used commercial marketplace. The Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure (e.g., reliable network backbone), untimely development of complementary products (e.g., high speed modems), delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased government regulation. In addition, to the extent that the Internet continues to experience significant growth in the number of users and the level of use, there can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it by such potential growth. Because global commerce on the Internet and other similar open wide area networks are new and evolving, it is difficult to predict with any assurance whether the Internet will prove to be a viable commercial marketplace. If the necessary infrastructure or complementary products are not developed, or if the Internet does not become a viable commercial marketplace, the Company's business, operating results and financial condition will be materially adversely affected.



RISKS ASSOCIATED WITH ACQUISITIONS



         Part of the Company's strategy for growth includes acquisitions of complementary products, technologies, or businesses. The Company has entered into an agreement in principle with one such company, ICVerify, Inc. Any significant acquisition, including the ICVerify acquisition, entails a risk that the Company will be unable successfully to integrate and operate the acquired business, product or technology. A failure to do so could have a material adverse effect on the Company. There is significant competition for acquisition opportunities in the Internet technology industry. The Company may compete for acquisition opportunities with other companies that have significantly greater financial and management resources. There can be no assurance that the Company will be successful in completing any such acquisitions, including the ICVerify acquisition, or integrating any such products, technologies or businesses.



EXTREME VOLATILITY OF STOCK PRICE AND RISK OF LITIGATION

         The Company's Common Stock price has been extremely volatile and has experienced substantial and sudden fluctuations, particularly as a result of announcements by the Company and its competitors, changes in financial estimates by securities analysts and announcements with respect to the industry generally. In addition, the stock market has experienced significant price and volume fluctuations that have especially affected the market prices of equity securities of many high technology companies, particularly Internet-related companies, and that often have been unrelated to the operating performance of such companies. These broad market fluctuations have adversely affected and may continue to adversely affect the market price of the Company's Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on the Company's business, operating results and financial condition.



EFFECTS OF CERTAIN CHARTER AND BYLAW PROVISIONS



         The Company's Certificate of Incorporation authorizes the Board of Directors to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges, including voting rights, of those shares without any further vote or action by the stockholders. The Company issued 15,000 shares of Series C Convertible Preferred Stock (the "Series C Stock") in August 1997. The Company also issued 15,000 shares of Series D Convertible Preferred Stock (the "Series D Stock") in February 1998 and is contractually obligated to issue an additional 15,000 shares of Series D Stock upon the satisfaction of certain conditions and the receipt of consideration for the shares. The rights of the holders of the Company's Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The Certificate of Incorporation provides for staggered terms for the members of the Board of Directors. Certain provisions of the Company's Bylaws, the issuance of preferred stock, certain provisions in the Certificate of Incorporation, the staggered Board of Directors as well as applicable provisions of Delaware law could have a depressive effect on the Company's stock price or discourage a hostile bid in which stockholders could receive a premium for their shares. In addition, these provisions could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, or delay, prevent or deter a merger, acquisition, tender offer or proxy contest for the Company.



POTENTIAL FOR DILUTION; MARKET OVERHANG



         As of March 31, 1998, there were 1,000 shares of Series C Preferred Stock and 15,000 shares of Series D Preferred Stock issued and outstanding. Each share of Preferred Stock is convertible into a number of shares of Common Stock determined by dividing the stated value of $1,000, plus a premium based on the number of days the Preferred Stock is held, by the then current Conversion Price (which is based on the market price of the Common Stock). If converted on April 1, 1998, the Series C Stock would have been convertible into approximately 70,909 shares of Common Stock. If converted on April 1, 1998, the Series D Stock would have been convertible into approximately
937,241 shares of Common Stock. Assuming the issuance on April 1, 1998 of the additional 15,000 shares of Series D Stock, the additional shares of Series D Stock would have been convertible into 930,233 shares of Common Stock on April 1, 1998. Depending on market conditions at the time of conversion, the number of shares issuable could prove to be significantly greater in the event of a decrease in the trading price of the Common Stock. Purchasers of Common Stock could therefore experience substantial dilution upon conversion of the Preferred Stock.

         As of March 20, 1998, Investment Options to purchase 354,191 shares of Common Stock issued to the purchasers of the Series D Stock were outstanding. These Investment Options are exercisable between January 1, 1999 and February 5, 2003. The resale of the shares of Common Stock into which the Preferred Stock may be converted and the shares of Common Stock issuable upon exercise of the Investment Options is being registered pursuant to this Registration Statement.



         The proposed acquisition of ICVerify, Inc. would entail the issuance of an additional 2,300,000 shares of the Company's Common Stock to shareholders of ICVerify. The Company has agreed to register the resale of those shares. If the acquisition is consummated, the availability of those additional shares for resale would exacerbate the market overhang related to the Preferred Stock.


                                  THE COMPANY

         CyberCash was incorporated in Delaware in 1994. The Company's home page can be located on the Web at http://www.cybercash.com. CyberCash, Inc. ("CyberCash" or the "Company") is a leading provider of software and services to enable secure financial transactions on the Internet. The Company's suite of Internet payment services features the electronic counterparts to cash, credit cards and checks. The Company believes that it is well-positioned to capitalize on the emerging market for Internet commerce because it offers a range of payment services that work with the existing transaction processing systems of financial institutions. The Company's address is 2100 Reston Parkway, 3rd Floor, Reston, Virginia 20191 and its phone number is 703/620-4200.

                                USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the Common Stock by the Selling Stockholders. Upon exercise of Warrants held by Carnegie Mellon University ("CMU"), the Company will receive approximately $822,500, which will be used for general corporate purposes. Upon exercise of the Investment Options (as defined below) the Company will receive approximately $3,750,880, which will be used for general corporate purposes.

                              SELLING STOCKHOLDERS


         This Prospectus relates to the offering by the Selling Stockholders for resale of up to 4,885,731 shares of Common Stock. After giving effect to the Offering, the Selling Stockholders will beneficially own no shares of Common Stock of the Company. CMU owns 120,000 shares of Common Stock and warrants to purchase 50,000 shares of Common Stock. RGC International Investors, LDC and Halifax Fund, L.P. (the "Series D Holders") will acquire Common Stock upon (i) conversion, from time to time, of the Series C Preferred Stock and the Series D Preferred Stock they acquired in a private placement in August 1997 and February 1998, respectively, (ii) the exercise of options (the "Investment Options") acquired in February 1998 and (iii) upon the conversion, from time to time, of shares of Series D Preferred Stock and upon exercise of the Investment Options the Series D Holders will acquire upon satisfaction of conditions which are outside of the control of the Selling Stockholders, including obtaining the approval of the Company's stockholders. This second closing will occur no later than February 1999. See "Description of Capital Stock -- Series D Convertible Preferred Stock." If the Series D Holders had converted all of their respective shares of Series C Preferred Stock and Series D Preferred Stock and exercised the Investment Options as of April 1, 1998, RGC International Investors would have received 931,863 shares of Common Stock upon conversion of the 1,000 shares of Series C Preferred Stock it owns, conversion of the 10,000 shares of Series D Preferred Stock it owns and exercise of its Investment Option and Halifax Fund, L.P. would have received 430,478 shares of Common Stock upon conversion of the 5,000 shares of Series D Preferred Stock it owns and exercise of its Investment Option. This Prospectus will be supplemented from time to time to reflect the number of shares of Common Stock acquired by each Series D Holder, as each Series D Holder converts its shares of Series C Preferred Stock or Series D Preferred Stock and exercises its Investment Option. The following table sets forth certain information with respect to the Selling Stockholders as of April 1, 1998, as follows: (i) the name and position or other relationship with the Company within the past three years of each Selling Stockholder; (ii) the number of the Company's outstanding shares of Common Stock beneficially owned by each Selling Stockholder (including shares obtainable under options exercisable within sixty
(60) days of such date) prior to the offering hereby; (iii) the number of shares of Common Stock being offered hereby; and (iv) the number and percentage of the Company's outstanding shares of Common Stock to be beneficially owned by each Selling Stockholder after completion of the sale of Common Stock being offered hereby. There is no assurance that any of the Selling Stockholders will sell any or all of the shares offered hereby.




                                                  Number of Shares                                        Number of Shares
                                                 Beneficially Owned          Number of Shares Being      Beneficially Owned
Selling Stockholders                            Prior to the Offering                Offered               After Offering
----------------------------                -------------------------------         -----------         --------------------

Carnegie Mellon University (1)                         170,000                       170,000                    0

RGC International Investors, LDC (1)(2)              1,492,407                     1,492,407                    0

Halifax Fund L.P. (1)(2)                               432,869                       432,869                    0


(1) The number of shares set forth in the table represents an estimate of the number of shares of Common stock to be offered by the Selling Stockholder. The actual number of shares of Common Stock issuable upon conversion of Series C Preferred Stock or Series D Preferred Stock and exercise of the Investment Options is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by the Company at this time, including, among other factors, the future market price of the Common Stock. The actual number of shares of Common Stock offered hereby, and included in the Registration Statement of which this Prospectus is a part, includes such additional number of shares of Common Stock
as may be issued or     issuable upon conversion of the Series C Preferred
Stock or Series D Preferred Stock and exercise of the Investment Options by reason of the floating conversion price mechanisms described therein, or by reason of any stock split, stock dividend or similar transaction involving the Common Stock, in order to prevent dilution, in accordance with Rule 416 under the Securities Act.

(2) The number of shares of Common Stock beneficially owned by the Selling Stockholder with respect to Series D Preferred Stock is based on a conversion price of $16.125, which is the single lowest closing price of the Common
Stock during the ten consecutive trading days ending March 31, 1998. The number of shares of Common Stock beneficially owned by the Selling Stockholder with respect to Series C Preferred Stock is based on a conversion price of $14.5625. If the Series C Preferred Stock had been actually converted on April 1, 1998, the conversion price would have been $14.5625 (the single lowest closing price during the sixteen (16) consecutive trading days ended March 31, 1998). Pursuant to the terms of the Series D Preferred Stock, if the Series D Preferred Stock had been actually converted on April 1, 1998, the conversion price would have been $16.125 (the single lowest closing price of the Common Stock during the ten (10) consecutive trading days ending
March 31, 1998). Pursuant to the terms of the Series C Preferred Stock, the Series D Preferred Stock and the Investment Options, the shares of Series C Preferred Stock and Series D Preferred Stock are convertible and the Investment Options are exercisable by any holder only to the extent that the number of shares of Common Stock owned by such holder and its affiliates (but not including shares of Common Stock underlying unconverted shares of Series C Preferred Stock or Series D Preferred Stock, or unexercised portions of the Investment Options, as appropriate) would not exceed 4.9% of the then outstanding Common Stock as determined in accordance with Section 13(l) of the Exchange Act. Accordingly, the number of shares of Common Stock set forth in the table for this Selling Stockholder exceeds the number of shares of Common Stock that this Selling Stockholder could own beneficially at any given time through their ownership of the Series C Preferred Stock, Series D Preferred Stock and the Investment Options. In that regard, beneficial ownership of this Selling Stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Exchange Act.


                              PLAN OF DISTRIBUTION

         The Shares being offered by the Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, will be sold in one or more transactions (which may involve block transactions) on the Nasdaq Stock Market or on such other market on which the Common Stock may from time to time be trading, in privately-negotiated transactions, through the writing of options on the Shares, short sales or any combination thereof. The sale price to the public may be the market price prevailing at the time of sale, a price related to such prevailing market price or such other price as the Selling Stockholders determine from time to time. The Shares may also be sold pursuant to Rule 144.

         The Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the Shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Brokers acting as agents for the Selling Stockholders will receive usual and customary commissions for brokerage transactions, and market makers and block purchasers purchasing the Shares will do so for their own account and at their own risk. It is possible that a Selling Stockholder will attempt to sell shares of Common Stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance that all or any of the Shares offered hereby will be issued to, or sold by, the Selling Stockholders. The Selling Stockholders and any brokers, dealers or agents, upon effecting the sale of any of the Shares offered hereby, may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations thereunder.

         The Selling Stockholders and any other persons participating in the sale or distribution of the Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders or any other such person. The foregoing may affect the marketability of the Shares.

         The Company has agreed to indemnify the Selling Stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect thereof.

                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, $.001 par value, and 5,000,000 shares of Preferred Stock, $.001 par value ("Preferred Stock").

COMMON STOCK


         As of March 20, 1998, there were 11,787,313 shares of Common Stock outstanding and held of record by 7,015 stockholders.


         The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this Offering will be, fully paid and nonassessable.

PREFERRED STOCK

         The Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences and privileges thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deterring or preventing a change in control of the Company.

SERIES D CONVERTIBLE PREFERRED STOCK

         Pursuant to the Company's Certificate of Incorporation, the Board has classified 30,000 shares of the Preferred Stock as Series D Convertible Preferred Stock with the rights, preferences, privileges and terms set forth in the Certificate of Designations filed pursuant thereto. The Stated Value Per Share of the Series D Stock is $1000.00. With respect to rights upon liquidation, winding up or dissolution and redemption rights, the Series D Stock will rank (i) junior to the Series C Stock, (ii) with the consent of the holders of the Series D Convertible Preferred Stock obtained in accordance with the Certificate of Designation, junior to any other series of Preferred Stock duly established by the Board of Directors of the Company, the terms of which shall specifically provide that such series shall rank prior to the Preferred Stock, whether now existing or hereafter created (the "Senior Preferred Stock"), (iii) with the consent of the holders of the Series D Convertible Preferred Stock obtained in accordance with the Certificate of Designation, on a parity with any other series of Preferred Stock duly established by the Board of Directors of the Company, the terms of which shall specifically provide that such series shall rank on a parity with the Preferred Stock, whether now existing or hereafter created (the "Parity Preferred Stock"), and (iv) prior to any other class or series of capital stock of the Company, including, without limitation, all classes of the Common Stock, par value $0.001 per share, of the Company, whether now existing or hereafter created (the "Common Stock"; all of such classes or series of capital stock of the Company to which the Series D Stock ranks prior, including without limitation the Common Stock, and including, without limitation, junior securities convertible into or exchangeable for other junior securities or phantom stock representing junior securities, are collectively referred to herein as "Junior Securities").

         Of the 30,000 shares of Series D Stock authorized by the Board, 15,000 shares are currently outstanding. The Series D Holders will acquire the remaining 15,000 shares upon the occurrence of certain events which are beyond their control, including, but not limited to, the approval of the Company's Stockholders. This second closing will occur no later than February 1999.

         Dividends. Holders of the Series D Stock are not entitled to receive dividends. So long as the Series D Stock is outstanding, however, no dividends may be declared or paid on, nor shall any distribution be made on, any Junior Securities, the Company may not redeem or repurchase any Junior Securities, nor may any moneys be paid to or made available for a sinking fund for the benefit of any Junior Securities, without the written consent of the holders of a majority of the outstanding shares of Series D Stock.

         Liquidation. In the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, or any bankruptcy, insolvency or similar proceedings, whether voluntary or involuntary, shall be commenced with respect to the Company (a "Liquidation"), the holders of shares of Series D Stock shall be entitled to receive out of the assets of the Company legally available for distribution to stockholders (whether representing capital or surplus), before any payment or distribution shall be made on the Common Stock or any other Junior Securities (but after distribution of such assets among, or payment thereof over to, creditors of the Company and to holders of any stock of the Company with liquidation rights senior to the Series D Stock, including holders of Series C Preferred Stock and Senior Preferred Stock), the Stated Value Per Share plus an amount equal to 5% per annum for the period beginning February 5, 1998 and ending on the date of final distribution to the holder thereof (pro rated for any portion of such period) (the "Preferred Stock Liquidation Distribution"). After the Preferred Stock Liquidation Distribution has been made, the holders of shares of Series D Stock shall not be entitled to any further participation in any distribution of assets of the Company. If the assets distributable upon such dissolution, liquidation or winding up (as provided above) shall be insufficient to pay cash in an amount equal to the amount of the Preferred Stock Liquidation Distribution to the holders of shares of Series D Stock, then such assets or the proceeds thereof shall be distributed among the holders of the Series D Stock ratably in proportion to the respective amounts of the Preferred Stock Liquidation Distribution to which they otherwise would be entitled. The merger or consolidation of the Company into or with another corporation, a merger or consolidation of any other corporation with or into the Company upon the completion of which the stockholders of the Company prior to the merger or consolidation no longer hold a majority of the outstanding equity securities of the Company or the sale, conveyance, exchange or transfer of all or substantially all of the property or assets of the Company (any such event, a "Reorganization Event") shall, at the option of the holders of at least 50 % of the Series D Stock, be deemed to be a Liquidation of the Company.

         Voting Rights. The holders of the Series D Stock shall be entitled to notice of all stockholders meetings in accordance with the Company's bylaws. Except as otherwise provided by the Delaware General Corporation Law (the "DGCL"), the holders of the Series D Stock have no voting power whatsoever.

         Conversion. Each share of Series D Stock is convertible into the number of shares of the Company's Common Stock equal to (i) the Stated Value Per Share plus a premium of 5% of the stated value from the date of issuance of the Series D Stock divided by (ii) the Conversion Price. The Conversion Price is equal to the lowest closing price of the Company's Common Stock on Nasdaq during a measurement period ending one trading day prior to the conversion date multiplied by a certain percentage. The measurement period initially is 10 consecutive trading days and will increase by 2 trading days each month beginning August 1, 1998 and ending February 1, 1999, when the measurement period will be 22 trading days. The percentage used to calculate the Conversion Price shall be 100% through February 4, 1999, 92.5% from February 5, 1999 to August 4, 1999, and 85% thereafter.

         The holders of the Series D Stock are subject to limits on the number of shares they can convert at any one time. Unless the trading price of the Common Stock on the date of conversion is greater than either $11.65 per share or 125% of the then applicable Conversion Price, the following limits apply: from the date of issuance until August 3, 1998, the Series D Stock may not be converted; beginning on August 3, 1998, each holder of Series D Stock may convert up to 30% of its initial holding of Series D Stock into Common Stock ("Initial Holding"); beginning on September 2, 1998, it may convert up to 60% of its Initial Holding; beginning on October 2, 1998, it may convert up to 90% of its Initial Holding; and beginning on November 1, 1998, it may convert up to 100% of its Initial Holding.

         The Series D Stock will automatically convert into Common Stock, at the then applicable Conversion Price, on February 4, 2003.

SERIES C CONVERTIBLE PREFERRED STOCK

         Pursuant to the Company's Certificate of Incorporation, the Board has classified 15,000 shares of the Preferred Stock as Series C Convertible Preferred Stock with the rights, preferences, privileges and terms set forth in the Certificate of Designations filed pursuant thereto. The Stated Value Per Share of the Series C Stock is $1000.00. With respect to rights upon liquidation, winding up or dissolution and redemption rights, the Series C Stock will rank (i) with the consent of the holders of the Series C Convertible Preferred Stock obtained in accordance with the Certificate of Designation, junior to any other series of Preferred Stock duly established by the Board of Directors of the

Company, the terms of which shall specifically provide that such series shall rank prior to the Preferred Stock, whether now existing or hereafter created (the "Senior Preferred Stock"), (ii) with the consent of the holders of the Series C Convertible Preferred Stock obtained in accordance with the Certificate of Designation, on a parity with any other series of Preferred Stock duly established by the Board of Directors of the Company, the terms of which shall specifically provide that such series shall rank on a parity with the Preferred Stock, whether now existing or hereafter created (the "Parity Preferred Stock"), and (iii) prior to any other class or series of capital stock of the Company, including, without limitation, all classes of the Common Stock, par value $0.001 per share, of the Company, whether now existing or hereafter created (the "Common Stock"; all of such classes or series of capital stock of the Company to which the Series C Stock ranks prior, including without limitation the Common Stock, and including, without limitation, junior securities convertible into or exchangeable for other junior securities or phantom stock representing junior securities, are collectively referred to herein as "Junior Securities").

         Dividends. Holders of the Series C Stock are not entitled to receive dividends. So long as the Series C Stock is outstanding, however, no dividends may be declared or paid on, nor shall any distribution be made on, any Junior Securities, the Company may not redeem or repurchase any Junior Securities, nor may any moneys be paid to or made available for a sinking fund for the benefit of any Junior Securities, without the written consent of the holders of a majority of the outstanding shares of Series C Stock.

         Liquidation. In the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, or any bankruptcy, insolvency or similar proceedings, whether voluntary or involuntary, shall be commenced with respect to the Company (a "Liquidation"), the holders of shares of Series C Stock shall be entitled to receive out of the assets of the Company legally available for distribution to stockholders (whether representing capital or surplus), before any payment or distribution shall be made on the Common Stock or any other Junior Securities (but after distribution of such assets among, or payment thereof over to, creditors of the Company and to holders of any stock of the Company with liquidation rights senior to the Series C Stock, including holders of Senior Preferred Stock), the Stated Value Per Share plus an amount equal to 5% per annum for the period beginning August 5, 1997 and ending on the date of final distribution to the holder thereof (pro rated for any portion of such period) (the "Preferred Stock Liquidation Distribution"). After the Preferred Stock Liquidation Distribution has been made, the holders of shares of Series C Stock shall not be entitled to any further participation in any distribution of assets of the Company. If the assets distributable upon such dissolution, liquidation or winding up (as provided above) shall be insufficient to pay cash in an amount equal to the amount of the Preferred Stock Liquidation Distribution to the holders of shares of Series C Stock, then such assets or the proceeds thereof shall be distributed among the holders of the Series C Stock ratably in proportion to the respective amounts of the Preferred Stock Liquidation Distribution to which they otherwise would be entitled. The merger or consolidation of the Company into or with another corporation, a merger or consolidation of any other corporation with or into the Company upon the completion of which the stockholders of the Company prior to the merger or consolidation no longer hold a majority of the outstanding equity securities of the Company or the sale, conveyance, exchange or transfer of all or substantially all of the property or assets of the Company (any such event, a "Reorganization Event") shall, at the option of the holders of at least 50 % of the Series C Stock, be deemed to be a Liquidation of the Company.

         Voting Rights. The holders of the Series C Stock shall be entitled to notice of all stockholders meetings in accordance with the Company's bylaws. Except as otherwise provided by the DGCL, the holders of the Series C Stock have no voting power whatsoever.

         Conversion. Each share of Series C Stock is convertible into the number of shares of the Company's Common Stock equal to (i) the Stated Value Per Share plus a premium of 5% of the stated value from the date of issuance of the Series C Stock divided by (ii) the Conversion Price. The Conversion Price is equal to the lowest closing price of the Company's Common Stock on Nasdaq during a measurement period ending one trading day prior to the conversion date. The measurement period initially is 10 consecutive trading days and will increase by 2 trading days each month beginning January 16, 1998 and ending June 16, 1998, when the measurement period will be 22 trading days.

         The holders of the Series C Stock are subject to limits on the number of shares they can convert at any one time. Unless the trading price of the Common Stock on the date of conversion is greater than either $17 per share or 125% of the then applicable Conversion Price, the following limits apply: from the date of issuance until January 3, 1998, the Series C Stock may not be converted; beginning on January 3, 1998, each holder of Series C Stock may convert up to 30% of its initial holding of Series C Stock into Common Stock ("Initial Holding"); beginning on February 2, 1998, it may convert up to 60% of its Initial Holding; beginning on March 4, 1998, it may convert up to 90% of its Initial Holding; and beginning on April 3, 1998, it may convert up to 100% of its Initial Holding.

         The Series C Stock will automatically convert into Common Stock, at the then applicable Conversion Price, on August 4, 2002.

         The issuance of the Series C Stock is subject to Nasdaq's MarketPlace Rule 4460(i) and the holders of the Series C Stock have agreed that the Company will not issue more than 19.99% of the Common Stock upon conversion of the Series C Stock in the absence of (i) the approval of such issuance by the Company's stockholders, (ii) a waiver by Nasdaq of the provisions of Rule 4460(i), or (iii) the provisions of Rule 4460(i) no longer being applicable to the Company.

DELAWARE LAW AND CERTAIN ANTI-TAKEOVER CHARTER PROVISIONS

         The Company is subject to the provisions of Section 203 of the DGCL. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

         The Company's Certificate of Incorporation provides that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. The Company's Certificate of Incorporation also provides that the authorized number of directors may be changed only by resolution of the Board of Directors, and that directors can only be removed for cause by a majority vote of the stockholders and without cause by a vote of the stockholders. In addition, the Company's Certificate of Incorporation provides for the classification of the Board of Directors into three classes, only one of which shall be elected at any given annual meeting. These provisions, which require the vote of at least two-thirds of the stockholders to amend, could have the effect of delaying, deterring or preventing a change in control of the Company or depressing the market price of Common Stock or discouraging hostile bids in which stockholders of the Company could receive a premium for their shares of Common Stock.

TRANSFER AGENT AND REGISTRAR

         BankBoston N.A. has been appointed as the transfer agent and registrar for the Company's Common Stock.

                                 LEGAL MATTERS

         Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by its Assistant General Counsel.

                                    EXPERTS


         The consolidated financial statements of CyberCash, Inc. appearing in CyberCash, Inc.'s Annual Report (Form 10-K), for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    ==================================================================          =================================================
                 NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH
         THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION  OR TO
         MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS
         AND, IF GIVEN OR MADE, SUCH INFORMATION OR
         REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN
         AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS.
         THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR                           CYBERCASH, INC.
         A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES
         OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY
         JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER
         OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS                           COMMON STOCK
         NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY
         CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE
         INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE
         SUBSEQUENT TO THE DATE HEREOF.




                                                                                              --------
                                                                                             PROSPECTUS
                                                                                              --------




                         ------------------------



         TABLE OF CONTENTS                              PAGE
                                                        ----
         Available Information . . . . . . . . . .        2
         Incorporation of Certain Documents by
           Reference       . . . . . . . . . . . .        2
         Risk Factors      . . . . . . . . . . . .        3
         The Company       . . . . . . . . . . . .        11
         Use of Proceeds   . . . . . . . . . . . .        12
         Selling Stockholders  . . . . . . . . . .        12
         Plan of Distribution  . . . . . . . . . .        13
         Description of Capital Stock  . . . . . .        14
         Legal Matters     . . . . . . . . . . . .        17
         Experts           . . . . . . . . . . . .        17


                                                                                             April  , 1998
    ==================================================================          =================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. Except for the SEC registration fee, all amounts are estimates.

          SEC registration fee  . . . . . . . . . . . . . . .        $       18,321
          Accounting fees and expenses  . . . . . . . . . . .                 5,000
          Legal fees and expenses . . . . . . . . . . . . . .                 5,000
          Blue Sky fees and expenses (including counsel fees)                11,000
          Printing and engraving expenses . . . . . . . . . .                 5,000
          Transfer agent's and registrar's fees and expenses                  2,000
          Miscellaneous expenses, including Listing Fees  . .                35,000
                                                                           --------
               Total                                                 $       81,321

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers under certain circumstances for liabilities incurred in connection with their activities in such capacities (including reimbursement for expenses incurred). Article SIXTH of the Registrant's Certificate of Incorporation provides that the Registrant will indemnify its directors and officers to the fullest extent permitted by law and that directors shall not be liable for monetary damages to the Registrant or its stockholders for breach of fiduciary duty, except to the extent not permitted under Delaware General Corporation Law.

         Section 145 of the Delaware General Corporation Law ("DGCL") authorizes a court to award, or a corporation's board of directors to grant indemnity to directors and officers under certain circumstances for liabilities incurred in connection with their activities in such capacities (including reimbursement for expenses incurred). The Registrant's Amended and Restated Certificate of Incorporation provides that no director of the Registrant will be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or to its stockholders, (ii) for acts or omissions not made in good faith or with involved intentional misconduct or a knowing violation of the law, (iii) under
Section 174 of the DGCL, or (iv) for any transactions from which the director derives an improper personal benefit. In addition, the Registrant's Amended and Restated Bylaws provide that any director or officer who was or is a party or is threatened to be made a party to any action or proceeding by reason of his or her services to the Registrant will be indemnified to the fullest extent permitted by the DGCL.

         The Registrant has entered into agreements with each of its executive officers and directors under which the Registrant has agreed to indemnify each of them against expenses and losses incurred for claims brought against them by reason of their being an officer or director of the Registrant. There is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought, nor is the Registrant aware of any pending or threatened litigation that may result in claims for indemnification by any director or executive officer.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a)          Exhibits:


         EXHIBIT
         NUMBER          DESCRIPTION
         ------          -----------
         3.01            Amended and Restated Certificate of Incorporation (1)
         3.02            Bylaws (1)
         3.03            Certificate of Designation of Series C Convertible
                         Preferred Stock (2)
         3.04            Certificate of Designation of Series D Convertible
                         Preferred Stock (3)
         4.01            Specimen Stock Certificate (1)
         4.02            Securities Purchase Agreement (3)
         4.03            Registration Rights Agreement (3)
         4.04            Investment Option issued to RGC International
                         Investors LDC (3)
         4.05            Investment Option issued to Halifax Fund L.P. (3)
        *5.01            Legal Opinion
        *23.01           Consent of Assistant General Counsel (contained in
                         Exhibit 5.01)
         23.02           Consent of Ernst & Young LLP, independent auditors (filed herewith)
         24.01           Power of Attorney


        -----------------

         *      Previously filed.


        (1) Incorporated by reference to the Company's Registration Statement on Form S-1 (SEC File No. 33-80725).

        (2) Incorporated by reference to the Company's current Report on Form 8-K filed with the Securities and Exchange Commission on August 5, 1997.

        (3) Incorporated by reference to the Company's current Report on Form 8-K filed with the Securities and Exchange Commission on February 10, 1998




    (b)         Financial Statement Schedules.

    All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS.

    (a)  The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

             Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia on April 3, 1998.


                                       CYBERCASH, INC.

                                       By:    /s/  William N. Melton
                                           -------------------------------------
                                       William N. Melton
                                       President and Chief Executive Officer


                               POWER OF ATTORNEY


    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Date: April 3, 1998                  /s/  William N. Melton*
                                     -------------------------------------------
                                     William N. Melton
                                     President and Chief Executive Officer


Date: April 3, 1998                  /s/  James J. Condon*
                                     -------------------------------------------
                                     James J. Condon
                                     Chief Financial Officer
                                     (Principal Financial Officer and Principal
                                     Accounting Officer)


Date: April 3, 1998                  /s/  Daniel C. Lynch*
                                     -------------------------------------------
                                     Daniel C. Lynch
                                     Chairman of the Board of Directors


Date: April 3, 1998                  /s/  Michael Rothschild*
                                     -------------------------------------------
                                     Michael Rothschild
                                     Director

Date: April 3, 1998                  /s/  Charles T. Russell*
                                     -------------------------------------------
                                     Charles T. Russell
                                     Director


Date: April 3, 1998                  /s/  Garen K. Staglin*
                                     -------------------------------------------
                                     Garen K. Staglin
                                     Director


By: Russell B. Stevenson, Jr.
    -------------------------
    Attorney-in-Fact

                                EXHIBIT INDEX

         EXHIBIT
         NUMBER          DESCRIPTION
         ------          -----------
         3.01            Amended and Restated Certificate of Incorporation (1)
         3.02            Bylaws (1)
         3.03            Certificate of Designation of Series C Convertible
                         Preferred Stock (2)
         3.04            Certificate of Designation of Series D Convertible
                         Preferred Stock (3)
         4.01            Specimen Stock Certificate (1)
         4.02            Securities Purchase Agreement (3)
         4.03            Registration Rights Agreement (3)
         4.04            Investment Option issued to RGC International
                         Investors LDC (3)
         4.05            Investment Option issued to Halifax Fund L.P. (3)
        *5.01            Legal Opinion
        *23.01           Consent of Assistant General Counsel (contained in
                         Exhibit 5.01)
         23.02           Consent of Ernst & Young LLP, independent auditors (filed herewith)
         24.01           Power of Attorney


        -----------------

         *      Previously filed.


        (1) Incorporated by reference to the Company's Registration Statement on Form S-1 (SEC File No. 33-80725).

        (2) Incorporated by reference to the Company's current Report on Form 8-K filed with the Securities and Exchange Commission on August 5, 1997.

        (3) Incorporated by reference to the Company's current Report on Form 8-K filed with the Securities and Exchange Commission on February 10, 1998